Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, October 12, 2005

Media General Reports Third-Quarter Results

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported third-quarter net income of $9.8 million, or 41 cents per diluted share, compared with $15.7 million, or 66 cents per diluted share, in the third quarter of 2004.

The year-over-year results for the quarter primarily reflect lower segment operating income in the Publishing and Broadcast divisions partially offset by improved performance in the Interactive Media Division, higher equity income from the company’s investment in SP Newsprint, and lower interest expense.

“In our Publishing Division, we were pleased with advertising revenue growth of 5 percent for the quarter, driven mostly by continued strong Classified advertising, especially help-wanted.  Publishing’s profit decline principally reflects higher expenses for newsprint, employee benefits and energy,” said Marshall N. Morton, president and chief executive officer. “In our Broadcast Division, a nearly 13 percent increase in Local time sales was not enough to offset a decline of $8.1 million in Political revenues and the absence of $5 million in revenues from the Summer Olympics last year.  In addition, Broadcast expenses were higher for employee benefits, sales commissions associated with new revenues, new business development programs and hurricane-related costs,” said Morton.

“We are proud that the advertising revenue growth in both our Publishing and Broadcast divisions continues to be at the top of their respective industry peer groups,” Morton said.

Media General’s total revenues for the third quarter of 2005 were up 1.5 percent to $220.8 million.

Publishing Division profit for the quarter was $27 million, compared with $29.6 million last year.  Publishing revenues of $142.1 million increased 3.2 percent, led by 7.6 percent growth at The Tampa Tribune.  Including online revenues from newspaper Web sites, total Publishing revenues increased 3.9 percent and newspaper advertising revenues rose 5.8 percent.

Classified revenues increased $4.6 million, or 9.4 percent, driven by consistent strength in employment advertising in nearly all markets.  Including online advertising, total Classified advertising rose 11.1 percent from last year, despite continued softness in automotive classifieds.  At The Tampa Tribune, Classified revenues increased by 16.2 percent, led by help-wanted advertising, up 33 percent, while real estate advertising increased 41 percent, and automotive advertising declined 9 percent.  At the Richmond Times-Dispatch, Classified revenues increased 5.5 percent, led by a 28.7 percent increase in real estate advertising and a 6.1 percent increase in help-wanted revenues, which helped to offset a decline in automotive advertising revenues.  At the Winston-Salem Journal, Classified revenues rose 3 percent, with real estate up 18.5 percent and help-wanted up 9.1 percent partially offset by a 15 percent decline in automotive.  Media General’s Community Newspapers reported a 5.1 percent increase primarily due to solid gains in help-wanted advertising, led by Northern Virginia.

At the three metro newspapers, help-wanted linage was up 13 percent in the aggregate.  The Tampa Tribune increased 21 percent, the Richmond Times-Dispatch was up 9 percent and the Winston-Salem Journal was up 8 percent.  Automotive linage was down 13 percent for the three metros.

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Retail revenues increased $700,000, or 1.4 percent in the third quarter.  The improvement came primarily from The Tampa Tribune, which was up 3.1 percent, and reflected increases in the entertainment and medical categories, preprints and color revenues.  At the Richmond Times-Dispatch, Retail revenues declined 1.5 percent, due primarily to reductions in the department store and furniture categories.  At the Winston-Salem Journal, Retail revenues declined 5.8 percent due to decreased department store advertising and the absence of revenues from businesses that have left the market.  The company’s Community Newspapers reported a 1 percent increase in Retail advertising.

National advertising revenue increased $90,000, or 0.9 percent, for the quarter.  National advertising was on par with last year at The Tampa Tribune, as increases from the national automotive and telecommunications categories partially offset declines in several other categories.  The Winston-Salem Journal was also even with last year, as an increase in telecommunications spending mostly offset a decline in automotive advertising. The Richmond Times-Dispatch was down 1.8 percent mainly due to reduced telecommunications advertising. The Community Newspapers experienced a 7.1 percent increase principally the result of preprints.

Due primarily to a change in wholesale rates to independent carriers in some markets, for which there was a corresponding expense decrease, Circulation revenues declined $1.2 million, or 5.5 percent.

Publishing expenses increased 6.3 percent over the third quarter of 2004. Newsprint expense for the quarter increased 14 percent and mostly reflected higher newsprint prices.  The average price per ton increased $66 from the year-ago quarter.

Broadcast Division profit of $12.4 million for the third quarter declined $7.8 million from the prior year.   Total Broadcast revenues were down $2.6 million, or 3.4 percent, and reflected lower Political and National advertising revenues partially offset by increased Local time sales.

Local time sales increased $5.5 million, or 12.7 percent, as a result of new business development initiatives.  Local categories showing increases included financial, fast food, heath care, furniture and automotive.

National time sales declined $1.4 million, or 5.4 percent, mostly reflecting lower spending in the automotive and fast food categories.

Political revenues of $445,000 in 2005 contrasted with $8.5 million generated during last year’s presidential and congressional election campaigns.  Political revenues in this year’s quarter primarily arose from a local election in Mobile, Ala., and a gubernatorial race in Virginia.

Broadcast expenses for the quarter increased 9 percent from the same 2004 period.  Excluding cost of goods sold for its equipment subsidiary, Broadcast expenses for the quarter increased 7.7 percent. The increase was attributable largely to higher employee benefits, sales commissions on new business, the costs associated with programs to spur business development, and hurricane-related costs.

Interactive Media Division revenues were up 49.3 percent over 2004 to a quarterly record of $5.3 million.  The growth was due to continued strong Classified advertising, up 50.1 percent, and higher Local advertising revenues, which rose nearly 26 percent.  The division’s total revenues include advergaming and advertising revenues from Blockdot, Inc., which was acquired on July 18, 2005.  The division’s third-quarter loss of $918,000 represented a nearly 40 percent improvement from the third quarter of 2004.

Interest expense decreased 7.1 percent from the third quarter of 2004 due to lower average debt levels, which more than compensated for higher interest rates.

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Equity income from the company’s share of SP Newsprint was $888,000 in the quarter, an improvement from last year’s same-quarter income of $316,000, but lower than expected due to increased energy costs that were only partially offset by higher newsprint selling prices.

Acquisition intangibles amortization was $778,000 more than last year’s third quarter due to the shortening of the estimated lives of network affiliation intangible assets and the acquisition of Blockdot, Inc.

EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the third quarter of 2005 was $39.9 million, compared with $48.3 million in the 2004 period.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $10.8 million, compared with $21.5 million in the prior-year period and reflected a higher level of capital expenditures.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These  groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

In the fourth quarter, the Publishing Division expects revenue growth to be similar to the third quarter with strong Classified revenues and some improvement in Retail revenues.  For the Broadcast Division, combined Local and National time sales, excluding Political, are expected to increase approximately 12 percent, compared with the same period a year ago. Political revenues in last year’s fourth quarter were $20.5 million.

Conference Call and Webcast

Media General’s senior management will discuss third-quarter results with financial analysts during a conference call today at 11 a.m. Eastern Time.  The call will be available to the media and general public through a limited number of listen-only lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-901-5247 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Earnings Conference” link at the top of the homepage about 10 minutes in advance.

A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. on October 12. A telephone replay will also be available, beginning at 1 p.m. and ending on October 19 at 12 a.m., by dialing 1-888-286-8010, and using the passcode 99786292.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

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About Media General

Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and  Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications.  The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations.  Media General also owns a 33 percent interest in SP Newsprint Company.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-nine Weeks Ending

(Unaudited, in thousands, except per share amounts)	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004

Revenues	$220,801	$217,644	$672,447	$650,690
Operating costs:
Production	100,179	94,333	294,024	280,037
Selling, general and administrative	82,368	75,876	248,474	230,757
Depreciation and amortization	17,084	15,709	51,602	49,280

Total operating costs	199,631	185,918	594,100	560,074

Operating income	21,170	31,726	78,347	90,616

Other income (expense):
Interest expense	(7,097)	(7,643)	(21,956)	(23,171)
Investment income - unconsolidated affiliates	891	523	2,329	330
Gain on sale of Denver	(3)	—	33,270	—
Other, net	791	335	1,586	1,028

Total other income (expense)	(5,418)	(6,785)	15,229	(21,813)

Income before income taxes and cumulative effect of change in accounting principle	15,752	24,941	93,576	68,803
Income taxes	5,990	9,228	36,132	25,457

Income before cumulative effect of change in accounting principle	9,762	15,713	57,444	43,346
Cumulative effect of change in accounting principle (net of tax)	—	—	(325,453)	—

Net income (loss)	$9,762	$15,713	$(268,009)	$43,346

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.41	$0.67	$2.44	$1.86
Cumulative effect of change in accounting principle	—	—	(13.84)	—

Net income (loss)	$0.41	$0.67	$(11.40)	$1.86

Net income (loss) per common share - assuming dilution:
Income before cumulative effect of change in accounting principle	$0.41	$0.66	$2.40	$1.83
Cumulative effect of change in accounting principle	—	—	(13.62)	—

Net income (loss)	$0.41	$0.66	$(11.22)	$1.83

Weighted-average common shares outstanding:
Basic	23,558	23,399	23,511	23,339
Diluted	23,973	23,730	23,886	23,727

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Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended September 25, 2005
Consolidated revenues	$142,100	$74,689	$5,263	$(1,251)	$220,801

Segment operating cash flow	$32,960	$17,163	$(604)		$49,519
Allocated amounts:
Equity in net income of unconsolidated affiliate			3		3
Gain on sale of Denver	(3)				(3)
Depreciation and amortization	(5,942)	(4,742)	(317)		(11,001)

Segment profit (loss)	$27,015	$12,421	$(918)		38,518

Unallocated amounts:
Interest expense					(7,097)
Investment income-SP Newsprint					888
Acquisition intangibles amortization					(4,897)
Corporate expense					(9,556)
Other					(2,104)

Consolidated income before income taxes					$15,752

Quarter Ended September 26, 2004
Consolidated revenues	$137,659	$77,308	$3,526	$(849)	$217,644

Segment operating cash flow	$35,286	$24,397	$(1,202)		$58,481
Allocated amounts:
Equity in net income of unconsolidated affiliate	207				207
Depreciation and amortization	(5,847)	(4,215)	(303)		(10,365)

Segment profit (loss)	$29,646	$20,182	$(1,505)		48,323

Unallocated amounts:
Interest expense					(7,643)
Investment income-SP Newsprint					316
Acquisition intangibles amortization					(4,109)
Corporate expense					(9,636)
Other					(2,310)

Consolidated income before income taxes					$24,941

Nine Months Ended September 25, 2005
Consolidated revenues	$431,993	$229,250	$14,726	$(3,522)	$672,447

Segment operating cash flow	$105,635	$61,229	$(1,710)		$165,154
Allocated amounts:
Equity in net income of unconsolidated affiliates	221		162		383
Gain on sale of Denver	33,270				33,270
Depreciation and amortization	(17,590)	(14,627)	(1,174)		(33,391)

Segment profit (loss)	$121,536	$46,602	$(2,722)		165,416

Unallocated amounts:
Interest expense					(21,956)
Investment income-SP Newsprint					1,946
Acquisition intangibles amortization					(14,366)
Corporate expense					(30,497)
Other					(6,967)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$93,576

Nine Months Ended September 26, 2004
Consolidated revenues	$413,893	$229,434	$10,010	$(2,647)	$650,690

Segment operating cash flow	$105,023	$73,175	$(3,625)		$174,573
Allocated amounts:
Equity in net income of unconsolidated affiliate	355				355
Depreciation and amortization	(17,771)	(14,183)	(1,053)		(33,007)

Segment profit (loss)	$87,607	$58,992	$(4,678)		141,921

Unallocated amounts:
Interest expense					(23,171)
Investment loss-SP Newsprint					(25)
Acquisition intangibles amortization					(12,327)
Corporate expense					(30,994)
Other					(6,601)

Consolidated income before income taxes					$68,803

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	September 25, 2005	December 26, 2004

ASSETS
Current assets:
Cash and cash equivalents	$9,774	$9,823
Accounts receivable - net	110,404	117,177
Inventories	8,732	8,021
Other	46,387	35,826

Total current assets	175,297	170,847

Investments in unconsolidated affiliates	84,510	93,277
Other assets	59,226	59,676
Property, plant and equipment - net	432,185	422,299
Excess of cost over fair value of net identifiable assets of acquired businesses - net	645,487	641,706
FCC licenses and other intangibles - net	564,391	1,092,530

Total assets	$1,961,096	$2,480,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,466	$27,000
Accrued expenses and other liabilities	89,021	92,163
Income taxes payable	—	7,708

Total current liabilities	111,487	126,871

Long-term debt	400,978	437,960
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	314,581	501,655
Other liabilities and deferred credits	130,484	134,760
Stockholders’ equity	908,246	1,183,769

Total liabilities and stockholders’ equity	$1,961,096	$2,480,335

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Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW

	Thirteen Weeks Ending		Thirty-nine Weeks Ending

(Unaudited, in thousands)	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004

Income before cumulative effect of change in accounting principle*	$9,762	$15,713	$57,444	$43,346
Interest	7,097	7,643	21,956	23,171
Taxes	5,990	9,228	36,132	25,457
Depreciation and amortization	17,084	15,709	51,602	49,280

EBITDA before cumulative effect of change in accounting principle*	$39,933	$48,293	$167,134	$141,254

Income before cumulative effect of change in accounting principle*	$9,762	$15,713	$57,444	$43,346
Depreciation and amortization	17,084	15,709	51,602	49,280

After-tax cash flow*	$26,846	$31,422	$109,046	$92,626

After-tax cash flow*	$26,846	$31,422	$109,046	$92,626
Capital expenditures	16,084	9,901	48,724	29,505

Free cash flow*	$10,762	$21,521	$60,322	$63,121

* Includes a $19.4 million gain on the 2005 sale of the Company’s investment in the Denver Post Corporation.

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